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[LOGO] Dechert

                    [LETTERHEAD OF DECHERT PRICE & RHOADS]


August 17, 2000

Board of Directors
TCW Galileo Funds, Inc.
865 South Figueroa Street
Suite 1800
Los Angeles, California 90017


Re:    TCW Galileo Funds, Inc.
       File Nos. 33-52272 and 811-7170
       -------------------------------

Gentlemen:

As counsel to the TCW Galileo Funds, Inc. (the "Funds"), we are familiar with the Funds' registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

On the basis of the foregoing, we are of the opinion that the shares of common stock of the Funds being registered under the Securities Act of 1933 in Post-Effective Amendment No. 26 and under the Investment Company Act of 1940 in Post-Effective Amendment No. 29 to the Registration Statement when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with and as part the Registration Statement.


                                            Very truly yours,



                                            /s/ Dechert Price & Rhoads